FOR IMMEDIATE RELEASE

CONTACT:	Muriel S. Lange
Investor Relations
Telephone: 215-887-2280
Email: mlange@afrt.com website: www.afrt.com

AMERICAN FINANCIAL REALTY TRUST APPOINTS

JAMES T. RATNER AS SENIOR VICE PRESIDENT

AND CHIEF FINANCIAL OFFICER

JENKINTOWN, Pa., January 6, 2004 – American Financial Realty Trust (NYSE: AFR), a real estate investment trust focused on acquiring and leasing properties occupied by financial institutions, today announced the appointment of James T. Ratner as senior vice president and chief financial officer. Mr. Ratner replaces William P. Ciorletti, who will be leaving the Company in March 2004 to pursue other personal and professional interests.

Mr. Ratner joins American Financial Realty after a successful career in real estate private equity and investment banking. Prior to joining the Company, Mr. Ratner served as chief financial officer of PaineWebber Real Estate Fund I, L.P., a real estate opportunity fund formed by PaineWebber Incorporated that acquired and owned interests in over $900 million of real estate assets. From 1991 to 2000, Mr. Ratner served as an investment banker with PaineWebber, most recently as a managing director specializing in capital markets and merger and acquisition transactions for REITs and hotel companies. In this capacity, Mr. Ratner was also involved in structuring and implementing PaineWebber’s direct investments in real estate, which included interests in approximately $2 billion of commercial assets. Mr. Ratner, who was raised in Wyncote, Pennsylvania, received an undergraduate degree from the University of Pennsylvania’s Wharton School and an M.B.A. and J.D. from the University of Michigan.

Nicholas S. Schorsch, chief executive officer and president of the Company, said, “We are excited to welcome Jim Ratner to the American Financial senior management team. Jim brings an exceptional level of experience in real estate finance and capital markets activities, as well as specialized knowledge of the unique financial, accounting and tax issues facing REITs.”

Mr. Schorsch continued, “I want to express my sincere appreciation to Bill Ciorletti for his tremendous efforts over these past six years. Bill was one of the first executives to join the company that has become American Financial, and he has made great contributions at each stage of our growth. While I am disappointed to see Bill leave, I understand his desire to pursue new challenges and wish him the very best in his future endeavors.”

Lewis S. Ranieri, chairman of the Company’s board of trustees, said, “I am very pleased that Jim Ratner has decided to join American Financial. I know Jim from his work at PaineWebber and believe that he makes a strong addition to the Company’s senior management team.” Mr. Ranieri continued, “The board recognizes the substantial contributions that Bill Ciorletti has made to the success of American Financial, and we wish him continued success in the future.”

About American Financial Realty Trust

American Financial is a self-administered, self-managed real estate investment trust that acquires corporate owned real estate, primarily bank branches and office buildings, from financial institutions. It owns and manages these assets primarily under long-term triple net and bond net leases with banks. American Financial is led by chief executive officer Nicholas S. Schorsch and non-executive chairman Lewis S. Ranieri.

For more information on American Financial Realty Trust, visit the Company’s website at www.afrt.com.

Forward-Looking Statements

The forward-looking statements contained in this release are statements that are subject to various risks and uncertainties, including the uncertainties associated with the availability, timing and occurrence of transaction closings and changes in real estate and general market conditions. American Financial does not undertake a duty to update forward-looking statements. It may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

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